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                                                                     Exhibit 3.1

                             CERTIFICATE OF INCORPORATION

                                          OF

                               TELETRAC HOLDINGS, INC.

                          ---------------------------------


         FIRST:    The name of the Corporation is

                               TELETRAC HOLDINGS, INC.

         SECOND:   The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

         THIRD:    The purposes for which the Corporation is formed are to
engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:   The total number of shares of stock which the Corporation
shall have authority to issue is nine hundred fifty-eight thousand eight hundred eighty-eight (958,888) shares, consisting of:

              (1) five hundred seven thousand nine hundred and thirty-four (507,934) shares of Class A Common Stock, one cent par value ($0.01) per share (the "Class A Common");

              (2) seventy thousand (70,000) shares of Class B Common Stock, one cent par value ($0.01) per share (the "Class B Common");

              (3) one hundred ninety thousand four hundred seventy-seven (190,477) shares of Series A Redeemable Con-


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    vertible Participating Preferred Stock, one cent par value ($0.01) per share, with such designations, rights, preferences and privileges and such qualifications, limitations and restrictions as the Board of Directors shall determine from time to time ("Series A Preferred Stock"); and

              (4) one hundred ninety thousand four hundred seventy-seven (190,477) shares of Preferred Stock, one cent par value ($0.01) per share, with such designations, rights, preferences and privileges and such qualifications, limitations and restrictions as the Board of Directors shall determine from time to time pursuant to Subpart IIA hereof ("Undesignated Preferred Stock").

              The Class A Common and the Class B Common are hereafter
    collectively referred to as the "Common Stock."   The Series A Preferred
    Stock and the Undesignated Preferred Stock are hereafter collectively referred to as the "Preferred Stock."

         FIFTH:   The name and mailing address of the sole incorporator of the
Corporation are as follows:

                   Gregory R. Salath
                   45 Rockefeller Plaza
                   New York, N.Y.  10111

              SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the

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Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.

         SEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

         EIGHTH:   (a) The Corporation shall indemnify each of the
Corporation's directors and officers in each and every situation where, under
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made


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pursuant to Section 145.

         (b) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article EIGHTH, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security


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holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring, certifying and acknowledging under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed,
and accordingly has hereunto set his hand, this       day of July 1997.



                             ---------------------------------------
                                       Gregory R. Salathe
                                          Incorporator











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